EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Michael Stick, General Counsel
Xerium Technologies, Inc.
508-532-1726
ir@xerium.com

Media: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

XERIUM TECHNOLOGIES ANNOUNCES CREDIT AGREEMENT AMENDMENT

YOUNGSVILLE, NC, December 22, 2006 — Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced that it has secured an amendment to its existing senior credit facility and entered into an agreement with certain shareholders with respect to the Company’s contemplated dividend reinvestment plan.

The amendment to the credit facility includes the following changes:

•	A loosening of the interest coverage ratio covenant from the fourth quarter of 2006 through 2012 and the leverage ratio covenant from 2007 through 2012.

•	Changes to the pre-dividend free cash flow test to limit the amount of quarterly dividends that Xerium may pay in 2007 to 11.25% of pre-dividend free cash flow (as defined in the senior credit facility) for the preceding four quarters and to clarify that commencing December 31, 2007 the test limits the amount of quarterly dividends that Xerium may pay to 18.75% of pre-dividend free cash flow for the preceding four quarters.

•	Dividends reinvested in newly issued or treasury shares of common stock of the Company under a dividend reinvestment plan will not be treated as dividends for the purpose of the pre-dividend free cash flow test and will not reduce excess cash for the purposes of the senior credit facility.

•	The amount to which the balance on the Company’s revolving credit facility must be reduced to for 30 consecutive days, during each year, is increased from zero to $20 million.

•	Changes in specially permitted capital expenditures for Brazil, such that the permitted amounts are $4.6 million for 2006, $8.2 million for 2007 and $3.8 million for 2008. Additionally, the permitted use of these capital expenditures is altered to include all production capacity expansion projects in Brazil.

•	The applicable margin on the revolving and term loans is increased by 0.25% and subject to a further increase of an additional 0.25% in the event that the indebtedness under the senior credit facility is rated lower than B1 by Moody’s or lower than B+ by Standard & Poor’s.

The Company paid an amendment fee of $1,420,139.40 in connection with the amendment.

Xerium also announced that it expects to establish a dividend reinvestment plan (DRIP) during the first quarter of 2007.

Certain investment entities managed directly or indirectly by Apax Europe IV GP Co Ltd, which entities collectively held 22,897,712 shares of common stock of Xerium or approximately 52.3% of the outstanding common stock of the Company as of December 21, 2006, have committed to Xerium that, upon the establishment of the dividend reinvestment plan, they will participate in the plan through December 31, 2007 at a level such that at a minimum 50% of each cash dividend payable on the Company’s common stock, including shares not held by the Apax entities, is reinvested in the common stock of the Company through the dividend reinvestment plan, provided that the Apax entities are not required to reinvest more than 100% of the cash dividends payable to them with respect to such dividend declaration.

The Company expects to file with the Securities and Exchange Commission a current report on Form 8-K with respect to the credit facility amendment and the agreement with the Apax entities that includes such amendment and agreement as exhibits. Please refer to the current report on Form 8-K and the exhibits for further detail regarding these instruments.

Thomas Gutierrez, Xerium’s Chief Executive Officer, said, “We are pleased to have secured additional financial flexibility through the amendment to our senior credit facility and to have received the commitment from the Apax entities to reinvest cash dividends received in 2007 in our common stock through a dividend reinvestment plan as described above.”

He added, “While we believe that the credit facility amendment and the commitment of the Apax entities improve our ability to pay dividends in 2007 under the credit facility, we expect to evaluate our dividend policy very closely each quarter, as we move forward, to ensure that key growth investments and our ability to continue to reduce debt are treated as main priorities.”

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,900 employees.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words expects, anticipates, intends, plans, believes, seeks, estimates, indicates, suggests and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and services revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading Risk Factors in the Company’s Annual Report on Form 10-K for period ended December 31, 2005 filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

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